Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Rollins, Inc., dated October 28, 2022, of our report dated June 24, 2022, with respect to the statements of net assets available for benefits of the Rollins 401(k) Savings Plan as of December 31, 2021 and 2020, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the related supplemental schedule as of December 31, 2021, which report appears on Form 11-K for the year ended December 31, 2021.

/s/ Windham Brannon, LLC

Atlanta, Georgia
October 28, 2022